Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal Year 2023 Fourth Quarter Results
ORRVILLE, Ohio, June 6, 2023 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the fourth quarter of its fiscal year ending April 30, 2023. Financial results for the fourth quarter and fiscal year reflect the divestitures of certain pet food brands on April 28, 2023, the natural beverage and grains businesses on January 31, 2022, and the private label dry pet food business on December 1, 2021. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales were $2.2 billion, an increase of 10 percent. Net sales excluding the impact of divestitures and foreign currency exchange increased 11 percent.
•For the fiscal year, net sales were $8.5 billion, an increase of 7 percent. Net sales excluding the impact of divestitures and foreign currency exchange increased 9 percent.
•Net loss per diluted share for the quarter was $5.69, reflecting a loss related to the divestiture of certain pet food brands. Adjusted earnings per share was $2.64, an increase of 18 percent.
•For the full year, net loss per diluted share was $0.86. Adjusted earnings per share was $8.92, slightly ahead of the prior year.
•Cash from operations was $437.4 million compared to $393.7 million in the prior year. Free cash flow was $298.7 million in the quarter and $717.0 million for the full year.
•Return of capital to shareholders, reflecting cash dividends and share repurchases, was $467.9 million in the quarter and $797.7 million for the full year.
•The Company provided its fiscal year 2024 outlook, with an expected comparable net sales increase of 8.5 to 9.5 percent, adjusted earnings per share to range from $9.20 to $9.60, and free cash flow of $650 million.
CHIEF EXECUTIVE OFFICER REMARKS
"Our strong fourth quarter and full-year results demonstrate the execution of our strategy and consumer demand for our brands," said Mark Smucker, Chair of the Board, President and Chief Executive Officer. "During the quarter, we made meaningful progress in our effort to reshape our portfolio with the completion of the divestiture of certain pet food brands, while also returning significant cash to our shareholders."

"Looking ahead to fiscal year 2024, we are focusing on sustaining our business momentum by investing in growth platforms, such as Uncrustables® sandwiches and Milk-Bone® dog treats, and supporting our talented employees whose hard work and dedication have been instrumental to our success. We are confident in our long-term strategy of leading in the attractive categories of pet, coffee, and snacking and delivering shareholder value."

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended April 30,
	2023	2022	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,234.8	$2,033.8	10%

Operating income (loss)	($633.5)	$302.0	n/m
Adjusted operating income	408.2	350.9	16%

Net income (loss) per common share – assuming dilution	($5.69)	$1.87	n/m
Adjusted earnings per share – assuming dilution	2.64	2.23	18%

Weighted-average shares outstanding – assuming dilution	105.4	107.8	(2)%

Net Sales
Net sales increased 10 percent, including a 1 percent favorable impact of lapping customer returns related to the Jif® peanut butter product recall. Excluding noncomparable net sales in the prior year of $12.2 million from the divested pet food brands, as well as $7.7 million of unfavorable foreign currency exchange, net sales increased $220.9 million, or 11 percent.
The increase in comparable net sales was driven by an 11 percentage point increase from net price realization, primarily reflecting list price increases for each of the Company's U.S. Retail segments and for International and Away From Home. Volume/mix was neutral compared to the prior year.
Operating Income
Gross profit increased $125.7 million, or 19 percent. The increase reflects a favorable net impact of higher net price realization and increased commodity and ingredient, packaging, and manufacturing costs and favorable volume/mix. Operating income decreased $935.5 million, primarily reflecting a pre-tax loss of $1.0 billion related to the divestiture of certain pet food brands and a $23.4 million increase in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit increased $116.7 million, or 18 percent, with the difference from results based on generally accepted accounting principles ("GAAP") being the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income increased $57.3 million, or 16 percent, further reflecting the exclusion of the pre-tax loss related to the divestiture of certain pet food brands, amortization, and other special project costs.
Interest Expense and Income Taxes
Net interest expense decreased $2.7 million, primarily due to reduced debt outstanding as compared to the prior year.
The effective income tax rate was 11.5 percent, compared to 22.3 percent in the prior year, primarily due to the impact of the divestiture of certain pet food brands. On a non-GAAP basis, the adjusted effective income tax rate was 23.8 percent, compared to 22.3 percent in the prior year.

Cash Flow and Debt
Cash provided by operating activities was $437.4 million, compared to $393.7 million in the prior year, primarily reflecting an increase in net income adjusted for noncash items, including the pre-tax loss related to the divestiture of certain pet food brands, partially offset by higher cash required to fund working capital as compared to the prior year. Free cash flow was $298.7 million, compared to $220.7 million in the prior year, driven by the increase in cash provided by operating activities and a decrease in capital expenditures as compared to the prior year.
Net proceeds from the divestiture of certain pet food brands were $1.2 billion, consisting of $684.7 million in cash, net of a preliminary working capital adjustment and cash transaction costs, and approximately 5.4 million shares of Post Holdings, Inc. ("Post") common stock, valued at $491.6 million at the close of the transaction.
The Company repurchased approximately 2.4 million of its common shares for $359.5 million in the fourth quarter.
FULL-YEAR OUTLOOK
The Company provided its full-year fiscal year 2024 guidance as summarized below:

Comparable net sales increase vs prior year(A)	8.5% to 9.5%
Adjusted earnings per share	$9.20 - $9.60
Free cash flow (in millions)	$650
Capital expenditures (in millions)	$550
Adjusted effective tax rate	24.2%
(A) Comparable net sales excludes net sales in the prior year related to the divestiture of certain pet food brands. Net sales are expected to decrease 10.0% to 11.0% compared to the prior year.
Comparable net sales are expected to increase 8.5 to 9.5 percent compared to the prior year. This reflects favorable volume/mix from underlying business momentum, as well as higher net pricing. Net sales are expected to decrease 10.0 to 11.0 percent compared to the prior year, which reflects $1.5 billion of net sales in the prior year related to the divested pet food brands.
Adjusted earnings per share is expected to range from $9.20 to $9.60. This range reflects the benefits of favorable volume/mix and higher net pricing actions, partially offset by increased SD&A expenses. The adjusted earnings per share range also reflects a net impact of approximately $0.60 related to stranded overhead from the divestiture of certain pet food brands, inclusive of income and reimbursements from transition services and co-manufacturing agreements.
This guidance assumes an adjusted gross profit margin range of 36.5 to 37.0 percent, an adjusted effective income tax rate of 24.2 percent, and 102.5 million common shares outstanding. Free cash flow is expected to be approximately $650 million with capital expenditures of $550 million.
FOURTH QUARTER SEGMENT RESULTS
Dollar amounts in the segment tables below are reported in millions.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q4 Results	$785.3	$145.5	18.5%
Increase (decrease) vs prior year	9%	21%	170bps
Net sales increased $67.2 million, or 9 percent. Excluding $12.0 million of noncomparable net sales in the prior year related to the divestiture of certain pet food brands, net sales increased $79.2 million, or 11 percent. Higher net price realization increased net sales by 12 percentage points, primarily reflecting list price increases across the portfolio. A reduced contribution from volume/mix decreased net sales by 1 percentage point, primarily driven by cat food and partially offset by dog food and dog snacks.

Segment profit increased $24.8 million, primarily reflecting favorable volume/mix, a favorable net impact of higher net price realization and increased commodity and ingredient, packaging, and manufacturing costs, and a one-time benefit associated with a legal matter from a prior acquisition, partially offset by increased marketing investments.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q4 Results	$692.5	$200.1	28.9%
Increase (decrease) vs prior year	7%	22%	350bps
Net sales increased $45.3 million, or 7 percent. Higher net price realization increased net sales by 10 percentage points, primarily reflecting list price increases across the portfolio. A reduced contribution from volume/mix decreased net sales by 3 percentage points, primarily driven by roast and ground coffee.
Segment profit increased $35.9 million, primarily reflecting lower marketing spend and a favorable net impact of higher net price realization and increased commodity costs.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q4 Results	$453.4	$103.4	22.8%
Increase (decrease) vs prior year	14%	9%	-110bps
Net sales increased $56.1 million, or 14 percent, including a 5 percent favorable impact of lapping customer returns related to the Jif® peanut butter product recall. Higher net price realization increased sales by 12 percentage points, primarily reflecting list price increases across the portfolio and lapping the impact of customer returns in the prior year related to the Jif® peanut butter product recall. Volume/mix increased net sales by 2 percentage points, primarily driven by Smucker's® Uncrustables® frozen sandwiches, partially offset by a decrease for Jif® peanut butter.
Segment profit increased $8.4 million, primarily reflecting favorable volume/mix, partially offset by increased marketing investments. Segment profit also reflects lapping the prior year impact of unsaleable inventory, customer returns and customer refunds, mostly offset by an insurance recovery related to the Jif® peanut butter product recall. Excluding these noncomparable items, the net impact of higher net pricing and increased commodity and ingredient, manufacturing, and packaging costs was slightly unfavorable.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q4 Results	$303.6	$47.6	15.7%
Increase (decrease) vs prior year	12%	38%	300bps
Net sales increased $32.4 million, or 12 percent. Excluding unfavorable foreign currency exchange of $7.7 million and $0.2 million of noncomparable net sales in the prior year related to the divested pet food brands, net sales increased $40.3 million, or 15 percent. Comparable net sales increased 25 percent and 4 percent for the Away From Home and International operating segments, respectively. Net price realization contributed a 13 percentage point increase to net sales for the combined businesses, primarily reflecting list price increases across the portfolio. Volume/mix increased net sales by 2 percentage points, primarily driven by coffee and frozen handheld products, partially offset by baking mixes and ingredients and fruit spreads.
Segment profit increased $13.1 million, primarily reflecting a favorable net impact of higher net price realization and increased commodity costs.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal year 2023 financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question and answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the effect of the sale of certain pet food brands on the Company's ability to retain key personnel and to maintain relationships with customers, suppliers, and other business partners, and any impact to the value of the Company's investment in Post common stock or the Company's ability to dispose of some or all of such securities at favorable market prices; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls (including the Jif® peanut butter product recall), political instability, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, pandemics (including COVID-19), work stoppages or labor shortages, or other calamities; risks related to the availability, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, including changes in consumer preference, consumer litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or their suppliers’ information technology systems, including ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J.M. Smucker Co.
At the J.M. Smucker Company, it is our privilege to make food people and pets love by offering a diverse portfolio of brands available across North America. We are proud to lead in the coffee, consumer foods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Smucker’s® Uncrustables®, Smucker’s®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'® which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.

Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2023	2022	% Increase (Decrease)	2023	2022	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,234.8	$2,033.8	10%	$8,529.2	$7,998.9	7%
Cost of products sold	1,442.4	1,367.1	6%	5,727.4	5,298.2	8%
Gross Profit	792.4	666.7	19%	2,801.8	2,700.7	4%
Gross margin	35.5%	32.8%		32.8%	33.8%

Selling, distribution, and administrative expenses	376.0	352.6	7%	1,455.0	1,360.3	7%
Amortization	40.1	57.5	(30)%	206.9	223.6	(7)%
Other intangible assets impairment charge	—	—	n/m	—	150.4	(100)%
Other special project costs	2.0	2.9	(31)%	4.7	8.0	(41)%
Loss (gain) on divestitures – net	1,020.1	—	n/m	1,018.5	(9.6)	n/m
Other operating expense (income) – net	(12.3)	(48.3)	(75)%	(40.8)	(55.8)	(27)%
Operating Income (Loss)	(633.5)	302.0	n/m	157.5	1,023.8	(85)%
Operating margin	(28.3)%	14.8%		1.8%	12.8%

Interest expense – net	(35.3)	(38.0)	(7)%	(152.0)	(160.9)	(6)%
Other income (expense) – net	(9.8)	(3.8)	n/m	(14.7)	(19.1)	(23)%
Income (Loss) Before Income Taxes	(678.6)	260.2	n/m	(9.2)	843.8	(101)%
Income tax expense (benefit)	(77.9)	58.1	n/m	82.1	212.1	(61)%
Net Income (Loss)	($600.7)	$202.1	n/m	($91.3)	$631.7	(114)%

Net income (loss) per common share	($5.69)	$1.88	n/m	($0.86)	$5.84	(115)%

Net income (loss) per common share – assuming dilution	($5.69)	$1.87	n/m	($0.86)	$5.83	(115)%

Dividends declared per common share	$1.02	$0.99	3%	$4.08	$3.96	3%

Weighted-average shares outstanding	105.4	107.5	(2)%	106.2	108.2	(2)%

Weighted-average shares outstanding – assuming dilution	105.4	107.8	(2)%	106.2	108.4	(2)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	April 30, 2023	April 30, 2022
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$655.8	$169.9
Trade receivables – net	597.6	524.7
Inventories	1,009.8	1,089.3
Investment in equity securities	487.8	—
Other current assets	107.7	226.2
Total Current Assets	2,858.7	2,010.1

Property, Plant, and Equipment – Net	2,239.5	2,131.7

Other Noncurrent Assets
Goodwill	5,216.9	6,015.8
Other intangible assets – net	4,429.3	5,652.2
Other noncurrent assets	247.0	245.2
Total Other Noncurrent Assets	9,893.2	11,913.2
Total Assets	$14,991.4	$16,055.0

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,392.6	$1,193.3
Short-term borrowings	—	180.0
Other current liabilities	594.1	579.5
Total Current Liabilities	1,986.7	1,952.8

Noncurrent Liabilities
Long-term debt	4,314.2	4,310.6
Other noncurrent liabilities	1,399.7	1,651.5
Total Noncurrent Liabilities	5,713.9	5,962.1

Total Shareholders’ Equity	7,290.8	8,140.1
Total Liabilities and Shareholders’ Equity	$14,991.4	$16,055.0

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2023	2022	2023	2022
	(Dollars in millions)
Operating Activities
Net income (loss)	($600.7)	$202.1	($91.3)	$631.7
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	57.6	56.6	229.6	235.5
Amortization	40.1	57.5	206.9	223.6
Other intangible assets impairment charge	—	—	—	150.4
Pension settlement loss (gain)	4.3	3.3	7.4	10.8
Share-based compensation expense	14.3	7.1	25.6	22.3
Loss (gain) on divestitures – net	1,020.1	—	1,018.5	(9.6)
Deferred income tax expense (benefit)	(190.8)	(38.1)	(190.8)	(38.1)
Loss on disposal of assets – net	2.5	2.8	10.0	4.7
Other noncash adjustments – net	5.2	4.5	23.9	14.9
Make-whole payments included in financing activities	—	—	—	7.0
Defined benefit pension contributions	(1.3)	(1.4)	(74.1)	(5.3)
Changes in assets and liabilities, net of effect from divestitures:
Trade receivables	(64.1)	38.2	(74.8)	7.5
Inventories	20.0	(47.7)	(134.6)	(178.7)
Other current assets	17.4	(75.3)	86.8	(52.8)
Accounts payable	88.5	164.7	134.8	149.5
Accrued liabilities	(25.8)	2.8	0.4	(33.0)
Income and other taxes	49.4	27.7	9.5	12.8
Other – net	0.7	(11.1)	0.2	(16.9)
Net Cash Provided by (Used for) Operating Activities	437.4	393.7	1,188.0	1,136.3

Investing Activities
Proceeds from divestitures – net	684.7	(0.2)	686.3	130.0
Additions to property, plant, and equipment	(138.7)	(173.0)	(471.0)	(417.5)
Other – net	23.4	(50.4)	47.3	(68.0)
Net Cash Provided by (Used for) Investing Activities	569.4	(223.6)	262.6	(355.5)

Financing Activities
Short-term borrowings (repayments) – net	(0.7)	85.9	(185.9)	97.6
Proceeds from long-term debt	—	—	—	797.6
Repayments of long-term debt, including make-whole payments	—	—	—	(1,157.0)
Capitalized debt issuance costs	—	—	—	(10.4)
Quarterly dividends paid	(108.4)	(107.0)	(430.2)	(418.1)
Purchase of treasury shares	(359.5)	(262.7)	(367.5)	(270.4)
Proceeds from stock option exercises	13.8	0.1	21.6	16.3
Other – net	(0.4)	(0.4)	(2.6)	(0.1)
Net Cash Provided by (Used for) Financing Activities	(455.2)	(284.1)	(964.6)	(944.5)
Effect of exchange rate changes on cash	—	(0.4)	(0.1)	(0.7)
Net increase (decrease) in cash and cash equivalents	551.6	(114.4)	485.9	(164.4)
Cash and cash equivalents at beginning of period	104.2	284.3	169.9	334.3
Cash and Cash Equivalents at End of Period	$655.8	$169.9	$655.8	$169.9

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
	2023	% of Net Sales	2022	% of Net Sales	2023	% of Net Sales	2022	% of Net Sales
	(Dollars in millions)
Net sales	$2,234.8		$2,033.8		$8,529.2		$7,998.9
Selling, distribution, and administrative expenses:
Marketing	116.0	5.2%	122.1	6.0%	446.5	5.2%	452.4	5.7%
Selling	56.8	2.5%	50.1	2.5%	238.3	2.8%	221.1	2.8%
Distribution	71.8	3.2%	77.9	3.8%	298.6	3.5%	289.1	3.6%
General and administrative	131.4	5.9%	102.5	5.0%	471.6	5.5%	397.7	5.0%
Total selling, distribution, and administrative expenses	$376.0	16.8%	$352.6	17.3%	$1,455.0	17.1%	$1,360.3	17.0%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2023	2022	2023	2022
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$785.3	$718.1	$3,038.1	$2,764.3
U.S. Retail Coffee	692.5	647.2	2,735.3	2,497.3
U.S. Retail Consumer Foods	453.4	397.3	1,630.9	1,707.2
International and Away From Home	303.6	271.2	1,124.9	1,030.1
Total net sales	$2,234.8	$2,033.8	$8,529.2	$7,998.9

Segment profit:
U.S. Retail Pet Foods	$145.5	$120.7	$494.9	$395.9
U.S. Retail Coffee	200.1	164.2	737.7	736.7
U.S. Retail Consumer Foods	103.4	95.0	352.6	424.2
International and Away From Home	47.6	34.5	143.3	142.0
Total segment profit	$496.6	$414.4	$1,728.5	$1,698.8
Amortization	(40.1)	(57.5)	(206.9)	(223.6)
Other intangible assets impairment charge	—	—	—	(150.4)
Gain (loss) on divestitures – net	(1,020.1)	—	(1,018.5)	9.6
Interest expense – net	(35.3)	(38.0)	(152.0)	(160.9)
Change in net cumulative unallocated derivative gains and losses	22.0	14.5	(21.4)	(23.4)
Cost of products sold – special project costs	(1.5)	(3.0)	(6.4)	(20.5)
Other special project costs	(2.0)	(2.9)	(4.7)	(8.0)
Corporate administrative expenses	(88.4)	(63.5)	(313.1)	(258.7)
Other income (expense) – net	(9.8)	(3.8)	(14.7)	(19.1)
Income (loss) before income taxes	($678.6)	$260.2	($9.2)	$843.8

Segment profit margin:
U.S. Retail Pet Foods	18.5%	16.8%	16.3%	14.3%
U.S. Retail Coffee	28.9%	25.4%	27.0%	29.5%
U.S. Retail Consumer Foods	22.8%	23.9%	21.6%	24.8%
International and Away From Home	15.7%	12.7%	12.7%	13.8%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results, such as unrealized gains and losses on the investment in equity securities. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP financial measures, such as the unfavorable permanent impact of the divestiture of certain pet food brands during 2023, and the one-time deferred state tax impact of the internal legal entity simplification during 2022, can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2024 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
	2023	2022	Increase (Decrease)	%	2023	2022	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,234.8	$2,033.8	$201.0	10%	$8,529.2	$7,998.9	$530.3	7%
Private label dry pet food divestiture	—	—	—	—	—	(62.3)	62.3	1
Natural beverage and grains divestiture	—	—	—	—	—	(106.7)	106.7	1
Pet food brands divestiture	—	(12.2)	12.2	1	—	(12.2)	12.2	—
Foreign currency exchange	7.7	—	7.7	—	26.3	—	26.3	—
Net sales excluding divestitures and foreign currency exchange	$2,242.5	$2,021.6	$220.9	11%	$8,555.5	$7,817.7	$737.8	9%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2023	2022	2023	2022
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$792.4	$666.7	$2,801.8	$2,700.7
Change in net cumulative unallocated derivative gains and losses	(22.0)	(14.5)	21.4	23.4
Cost of products sold – special project costs	1.5	3.0	6.4	20.5
Adjusted gross profit	$771.9	$655.2	$2,829.6	$2,744.6
% of net sales	34.5%	32.2%	33.2%	34.3%

Operating income reconciliation:
Operating income (loss)	($633.5)	$302.0	$157.5	$1,023.8
Amortization	40.1	57.5	206.9	223.6
Other intangible assets impairment charge	—	—	—	150.4
Loss (gain) on divestitures – net	1,020.1	—	1,018.5	(9.6)
Change in net cumulative unallocated derivative gains and losses	(22.0)	(14.5)	21.4	23.4
Cost of products sold – special project costs	1.5	3.0	6.4	20.5
Other special project costs	2.0	2.9	4.7	8.0
Adjusted operating income	$408.2	$350.9	$1,415.4	$1,440.1
% of net sales	18.3%	17.3%	16.6%	18.0%

Net income reconciliation:
Net income (loss)	($600.7)	$202.1	($91.3)	$631.7
Income tax expense (benefit)	(77.9)	58.1	82.1	212.1
Amortization	40.1	57.5	206.9	223.6
Other intangible assets impairment charge	—	—	—	150.4
Loss (gain) on divestitures – net	1,020.1	—	1,018.5	(9.6)
Change in net cumulative unallocated derivative gains and losses	(22.0)	(14.5)	21.4	23.4
Cost of products sold – special project costs	1.5	3.0	6.4	20.5
Other special project costs	2.0	2.9	4.7	8.0
Other infrequently occurring items:
Unrealized loss (gain) on investment in equity securities(A)	3.8	—	3.8	—
Adjusted income before income taxes	$366.9	$309.1	$1,252.5	$1,260.1
Income taxes, as adjusted	87.2	69.0	301.7	297.9
Adjusted income	$279.7	$240.1	$950.8	$962.2

Weighted-average shares outstanding – assuming dilution	105.9	107.8	106.6	108.4

Adjusted earnings per share – assuming dilution(B)	$2.64	$2.23	$8.92	$8.88

(A) Unrealized loss (gain) on investment in equity securities includes unrealized gains and losses on the changes in fair value on the Company's investment in Post common stock.
(B) Adjusted earnings per common share – assuming dilution for 2023 and 2022 was computed using the treasury stock method. Further, in 2023, the weighted-average shares – assuming dilution differed from our GAAP weighted-average common shares outstanding – assuming dilution as a result of the anti-dilutive effect of our stock-based awards, which were excluded from the computation of net loss per share – assuming dilution.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2023	2022	2023	2022
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	($600.7)	$202.1	($91.3)	$631.7
Income tax expense (benefit)	(77.9)	58.1	82.1	212.1
Interest expense – net	35.3	38.0	152.0	160.9
Depreciation	57.6	56.6	229.6	235.5
Amortization	40.1	57.5	206.9	223.6
Other intangible assets impairment charge	—	—	—	150.4
Loss (gain) on divestitures – net	1,020.1	—	1,018.5	(9.6)
EBITDA (as adjusted)	$474.5	$412.3	$1,597.8	$1,604.6
% of net sales	21.2%	20.3%	18.7%	20.1%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$437.4	$393.7	$1,188.0	$1,136.3
Additions to property, plant, and equipment	(138.7)	(173.0)	(471.0)	(417.5)
Free cash flow	$298.7	$220.7	$717.0	$718.8

The following tables provide a reconciliation of the Company's fiscal year 2024 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2024
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$7.93	$8.33
Change in net cumulative unallocated derivative gains and losses(A)	0.12	0.12
Amortization	1.15	1.15
Adjusted earnings per share	$9.20	$9.60

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in the Company's GAAP results and excluded from non-GAAP results as of April 30, 2023, that are expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2024
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,200
Additions to property, plant, and equipment	(550)
Free cash flow	$650